UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2023

TECOGEN INC. (OTCQX: TGEN)
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36103	04-3536131
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)
(781) 466-6400
(Registrant's telephone number, including area code)
_______________________________________________

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 9, 2023, Tecogen Inc. (“registrant,” “we,” “our,” “us”) entered into an agreement with each of John N. Hatsopoulos, a director and principal shareholder of registrant, and Earl R. Lewis, III, a director of registrant, pursuant to which Mr. Hatsopoulos agreed to provide financing to us of up to $1 million, and Mr. Lewis agreed to provide financing to us of $500,000, and potentially an additional $500,000 at his discretion. We will determine the amount of the loans at the time of draw down, subject to the conditions in our agreements with each of Mr. Hatsopoulos and Mr. Lewis discussed below. The loans and terms of the loan agreements were unanimously approved by the members of our board of directors.

The following description of the loans is qualified in its entirety by reference to the Note Subscription Agreements and attached forms of Promissory Notes for Mr. Hatsopoulos and Mr. Lewis which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by this reference and made a part hereof.

Hatsopoulos’ Loan. Mr. Hatsopoulos has agreed to provide to us loans of up to $1 million in two separate tranches of $500,000. Each loan is to be made within ten days of Mr. Hatsopoulos’ receipt of notice from us setting out the amount of each such drawdown.

Lewis’ Loan. Mr. Lewis has agreed to provide to us a loan of $500,000 provided we have previously drawn down and have outstanding loans from Mr. Hastopoulos of $1 million dollars. The loan by Mr. Lewis is to be made within ten days of his receipt of notice from us. An additional loan of $500,000, or $1 million in the aggregate, may be made available to us on the same terms by Mr. Lewis at his discretion.

Other Loan Provisions. Each loan will bear interest on the outstanding principal at the Internal Revenue Service’s Applicable Federal Rate to be determined at the time we issue a promissory note in connection with a loan drawdown. The principal amount and accrued interest of each loan is repayable one year from the date of issuance of the applicable promissory note. A note may be prepaid by us at any time. The principal amount of each loan and accrued interest is subject to mandatory prepayment in the event of a change of control of the registrant. The promissory notes are subject to customary events of default and are transferable provided the conditions to transfer set forth in the promissory notes are satisfied by the noteholder.

The proceeds of the loans are expected to be used for general working capital purposes.

A copy of our press release announcing that we have entered into loan agreements with Mr. Hatsopoulos and Mr. Lewis is attached hereto as Exhibit 99.3. The press release is “furnished” and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Section 7.01 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On October 9, 2023, our board of directors authorized us to seek shareholder approval at a special meeting of our shareholders of amendments to our Amended and Restated Certificate of Incorporation (“certificate of incorporation”) to effect a combination of our outstanding shares of common stock into a lesser number of shares, or a reverse stock split. We intend to seek stockholder approval for three alternative amendments to our certificate of incorporation to effect the reverse stock split at the alternative ratios of 1 for 4, 1 for 5, or 1 for 6. The determination of the ratio, implementation, and timing of any reverse stock split will be subject to further approval by our board of directors following receipt of shareholder approval at a special meeting of our shareholders.

Under our certificate of incorporation, the amendments to our certificate of incorporation to effect the contemplated reverse stock split are subject to approval by the holders of a majority of our issued and outstanding shares and subsequent approval of the ratio for the reverse stock split by our board of directors.

We expect to announce in a press release or subsequently filed Form 8-K or Form 8-K amendment the date of our special meeting of shareholders at which the reverse stock split will be considered by our shareholders as well as the record date for the meeting.

A copy of our press release dated October 10, 2023 that also announces that our board has provided authorization for us to seek shareholder approval of a reverse stock split is attached hereto as Exhibit 99.3. The press release is “furnished” and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.01	Note Subscription Agreement dated October 9, 2023 by John N. Hatsopoulos
99.02	Note Subscription Agreement dated October 9, 2023 by Earl R. Lewis, III
99.03	Press Release dated October 10, 2023 regarding $1.5 million line of credit and authorization to seek shareholder approval of a reverse stock split

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TECOGEN INC.

By: /s/ Abinand Rangesh
October 10, 2023	Abinand Rangesh, Chief Executive Officer